EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made this 21st day of April 2012, by and between Jason Plotke ("Executive") and Echo Automotive, LLC, a Delaware corporation ("Company"), effective April 21st, 2012 ("Effective Date").

RECITALS

          Company wishes to retain the services of Executive pursuant to this Executive Employment Agreement, the terms and provisions of which are set forth below.

          NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

               1.      POSITION AND DUTIES.

          During the Term (as defined in Section 5) Executive will continue to be employed by Company as its President and shall perform those duties as determined by the Board of Directors of Company ("Board") in accordance with the policies, practices and bylaws of Company.

          Executive shall serve Company faithfully, loyally, honestly and to the best of Executive's ability. Executive will devote Executive's best efforts and substantially all of the Executive's business time, except as disclosed by Executive for board or consulting obligations which do not interfere with the performance of Executive's duties, to the performance of Executive's duties for, and in the business and affairs of Company.

          Subject to Section 7, the Board reserves the right, in its sole discretion, to change or modify Executive's position, title, and duties during the Term of this Agreement.

                    2.      COMPENSATION.

          Commencing on the Effective Date and during the first 12 months of this Agreement, Executive's base salary will be Two Hundred and 001100 Dollars ($200,000), payable in accordance with Company's customary payroll practice. Executive's base salary will be reviewed annually by the Board in accordance with Company's compensation review policies and practices. For the avoidance of doubt, this compensation obligation will be above all other debt of the company.

                    3.      INCENTIVE COMPENSATION.

          Executive shall be eligible to participate in any and all performance-based incentive compensation program that the Board has established or may in the future establish for Executive, as well as any performance-based incentive compensation program established from time to time for other members of Company's senior management.

                    5.      TERM AND TERMINATION.

          This Agreement will continue in full force and effect until terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be negotiated and replaced by a written agreement signed by both parties(b) Company may elect to terminate this Agreement with or without "Cause," as defined below; or (c) Executive may elect to terminate this Agreement with or without "Good Reason," as defined below.

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                    6.      TERMINATION BY COMPANY.

                              (a)      Termination For Cause. Company may terminate this Agreement and Executive's employment for Cause at any time upon written notice. Company's termination of Executive's employment with Company shall be for "Cause" if, in the reasonable judgment of the Board of Directors: (i) Executive engages in any act or omission which is in bad faith and to the material detriment of Company(ii) Executive exhibits, unfitness for service, habitual neglect, or gross incompetence to the material detriment of Company(iii) Executive is convicted of a felony or any crime or offense involving moral turpitude to the material detriment of Company(iv) or Executive refuses or fails to act on any reasonable, lawful or material directive or order from the Board of Directors.

          If this Agreement and Executive's employment are terminated by Company for Cause, Company shall pay Executive the compensation to which he is entitled pursuant to Sections 2 hereof through the end of Executive's employment and thereafter Company 's obligations hereunder shall terminate.

                              (b)      Termination Without Cause. Company also may terminate this Agreement and Executive's employment at any time without Cause by giving at least 30 days prior written notice to Executive. In the event this Agreement and Executive's employment are terminated by Company without Cause, Executive shall be entitled to receive Severance Benefits pursuant to Section 9.

                    7.      TERMINATION BY EXECUTIVE.

          Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this Section 7.

                              (a)      Termination For Good Reason. Executive may terminate this Agreement and Executive's employment for "Good Reason" by giving written notice to Company within 90 days, or such longer period as may be agreed to in writing by Company, of Executive's knowledge or receipt of notice of the occurrence of an event constituting "Good Reason," as described below.

          Executive shall have "Good Reason" to terminate this Agreement and Executive's employment upon the occurrence of any of the following events: (i) a material reduction in salary or benefits outlined in this agreement, (ii) a material reduction in responsibilities, or (iii) a requirement to relocate necessitating an increase of greater than 25 miles in Executive's one-way commute, or (iv) Company is significantly delinquent in its financial obligations to Executive and such is not cured with 30 days notice.

          If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to Section 9.

                              (b)      Termination Without Good Reason. Executive also may terminate this Agreement and Executive's employment without Good Reason at any time by giving 30 days notice to Company. If Executive terminates this Agreement and Executive's employment without Good Reason, Company shall pay Executive the compensation to which he is entitled pursuant to Sections 2 and 3 hereof through the end of Executive's employment, including such notice, and thereafter Company's obligations hereunder shall terminate.

                    8.      DEATH OR DISABILITY.

          This Agreement will terminate automatically on Executive's death. Any salary or other amounts due to Executive for services rendered prior to Executive's death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's estate or heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained in whole or in part by Company for the benefit of Executive, his estate or heirs.

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          If the Executive becomes ''Disabled," Executive's employment hereunder and Company's obligation to pay Executive's salary shall continue for a period of 18 months from the date of such Disability, at which time Executive' s employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a ''Disability" for purposes of this Section 8 if, in the reasonable, good faith judgment of a licensed physician, Executive is unable for a period of90 consecutive business days to perform the essential functions of Executive position required under this Agreement, with or without reasonable accommodations, because of a physical or mental impairment.

                    9.      SEVERANCE BENEFITS.

          If this Agreement and Executive's employment are terminated without Cause pursuant to Section 6(b) hereof or if Executive elects to terminate this Agreement for Good Reason pursuant to Section 7(a) hereof: (i) Executive shall continue to receive payment of his base salary under Sections 2 and 3 hereof paid in accordance with Company's standard payroll procedures during the period commencing on the date of such termination and continuing until twelve (12) months from such termination(ii) Executive's benefits as described in Section 11 shall continue during the period commencing on the date of such termination and continuing until thirty (30) days from such termination on the same terms and conditions in effect prior to Executive's termination.

          If Company terminates the Agreement and Executive's employment for Cause, or if Executive voluntarily terminates this Agreement and Executive's employment without Good Reason prior to the end of the Term, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive's death or disability while in the active employ of Company.

                    10.      BENEFITS.

          Executive will be entitled to participate in all employee benefit plans, including, but not limited to, retirement plans, life insurance plans and health and dental plans available to other Company employees, subject to restrictions (including waiting periods) specified in the applicable Plan.

          Executive is entitled to twenty (20) days of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Company's standard vacation policies.

                    12.      CONFIDENTIALLY AND NON-DISCLOSURE.

          During the course of Executive's employment, Executive has and will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual report, audited and unaudited financial reports, strategic plans, business plans, marketing strategies, new business strategies, personnel and compensation information, and other such reports, documents or information. In the event Executive's employment is terminated by either party for any, reason, Executive will return to Company and Executive will not take, any copies of such documents, computer print-outs, computer tapes, floppy disks, CD-ROMS, etc., in any form, format or manner whatsoever, nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Company consents to be disclosed, with such consent to be in writing. The provisions of this Section 11 shall survive the termination of this Agreement.

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                    13.      COVENANTS.

                              (a)      Interests to be Protected. The parties acknowledge that during the Term, Executive will perform essential duties for Company, its employees and stockholders, and for customers of Company. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Company's customers on a first-hand basis and will gain valuable insight as to the customers' operations, personnel and need for services. In addition, Executive will be to, have access to, and be required to work with, a considerable amount of Company's confidential and proprietary information, including but not limited to information concerning Company's methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists.

          The parties also expressly recognize and acknowledge that the personnel of Company have been trained by, and are valuable to Company, and that if Company must hire new personnel or retrain existing personnel to fill vacancies Company will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Company in any manner whatsoever, it would seriously impair the goodwill and diminish the value of Company 's business.

          The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and that it is necessary for the protection of Company, its stockholders and employees.

          For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenants") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

                              (b)      Devotion to Employment. During the term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Company, engage in any outside activity competitive with or adverse to Company's business, practice or affairs, whether alone or as partner, officer, director, employee, stockholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting private business affairs which may include other boards of directors' activity, as long as they do not conflict with Company. Participation to a reasonable extent in civic, social or community activities is encouraged.

                              (c)      Non-Solicitation of Customer or Suppliers. During the term of Executive's employment with Company and for a period of 12 months after the expiration or termination of employment with Company, regardless of who initiates the termination, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), Company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit, or cause others to solicit, any person or other entity that is, or was within the 12-month period immediately prior to the date of Executive's termination, an actual or intended customer or supplier of Company or any of its subsidiaries or affiliates, for the purpose of soliciting, selling or purchasing from such customer or supplier the same, similar, or related services or products that are provided by, or purchased by, Company or any of its subsidiaries or affiliates. If Executive violates Executive's obligations under this Section 13(c), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

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                              (d)      Non-Solicitation of Employees. During the term of Executive's employment with Company and for a period of 12 months after the termination of employment with Company, regardless of who initiates the termination, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), Company, partnership, corporation, or governmental entity, in any manner whatsoever, seek to him, and/or hire any person who, on the date hereof, or on the date of Executive's termination, is an employee of Company or any of its subsidiaries or affiliates for employment or as an independent contractor with any person or entity (other than Company or any of its subsidiaries or affiliates), unless first authorized in writing by Company, which authorization may be withheld in the sole and absolute discretion of Company. If Executive violates Executive's obligations under this Section 13(d), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                              (e)      Competing Business. During the term of Executive's employment and for a period of 12 months after the termination of employment with Company, regardless of who initiates the termination, Executive shall not, directly or indirectly, (including, without limitation, as a partner, director, officer or employee of, or lender or consultant to, any other personal entity, or stockholder (other than as the holder of less than five percent (5%) of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), for Executive, or on behalf of, or in conjunction with, any other person(s), Company, partnership, corporation, or governmental entity, in any manner whatsoever, or in any other capacity, within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the same or similar business as Company and its subsidiaries, or any aspect thereof, unless first authorized in writing by Company, which authorization may be withheld in the sole and absolute discretion of Company. For purposes of this Section 13(e), the term "Restricted Territory" shall mean any geographical service area where Company or any of its subsidiaries and affiliates is engaged in business, sells products or performs services or was considering engaging in business at any time, prior to the termination or at the time of termination, which such territory shall include any markets from which existing or intended Company customers operate, including, without limitation, the United States, Canada, the United Kingdom, the Republic of China (Taiwan), the People's Republic of China, South Korea, Singapore and Malaysia. If Executive violates Executive's obligations under this Section 13(e), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                              (f)      Notification and Disclosure. Executive will promptly and fully disclose to Company in writing, whether or not requested by Company, any and all ideas, improvements, discoveries, inventions, trademarks, proprietary information, know-how, processes, or other developments or improvements (collectively, the "Inventions"), whether or not Executive believes them to be patentable, that directly relate to the business of Company now or hereafter engaged in, that Executive conceives or first actually reduces to a plan, practice, or device, either individually or jointly with others, during the term of Executive's employment with Company, or within the period ending six months after the termination thereof, and that relate to the business of Company now or hereafter engaged in, resulting from or arising out of Executive's use of Company's equipment, supplies, facilities, or trade secret information that result from any work performed by Executive in his capacity as an Executive of Company, whether conceived or developed during Company's business hours or otherwise. Executive will keep current, accurate, and complete records of all Inventions, which records will belong to Company and at all times be kept and stored on Company's premises.

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                               (g)      Ownership and Patenting of Inventions. The Inventions will be the sole and exclusive property of Company. During the term of Executive's employment by Company and at any time thereafter, Executive, at any time upon the requests of Company, will execute and deliver an assignment or assignments of any and all applications, plans, devices, and other uses relating to the Inventions that Company deems necessary or convenient to apply for, obtain, or maintain patents of the United States, and any other foreign countries, for the Inventions and to assign and convey to Company or its nominee the sole and exclusive right, title, and interest in and to the Inventions. Executive will provide any and all aid and assistance deemed necessary by Company to protect Company's interest in the Inventions with respect to any disputes arising out of any unauthorized use or infringement of the Inventions or any patents issued in relation thereto.

                              (h)      Judicial Amendment. If the scope of any provision of this Section 13 is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

                              (i)      Injunctive Relief Damages and Forfeiture. Due to the nature of Executive's position with Company, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Company's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Company may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

                              (j)      Survival. The provisions of this Section 13, shall survive the termination of this Agreement.

                    14.      AMENDMENTS.

          This Agreement and the Ancillary Agreements constitute the entire agreement between the parties as to the subject matter hereof. Accordingly, there are no side agreements or verbal agreements other than those that are stated in this document or in the Ancillary Agreements. Any amendment, modification or change in said Agreements must be done so in writing and signed by both parties.

                    15.      SEVERABILITY.

          In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

                    16.      GOVERNING LAW.

          The interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Arizona.

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                    17.      INDEMNITY.

                              (a)      General. Company shall, to the fullest extent authorized, as amended, indemnify and hold harmless Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith.

                              (b)      Expenses. This right to indemnification includes the right to be paid by Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if applicable law requires, an advancement of expenses incurred by Executive shall be made only upon delivery to Executive of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to Executive after his termination of employment and shall inure to the benefit of the Indemnities' heirs, executors and administrators.

                              (c)      Claims for Indemnification or Expenses. If a claim under either (a) or (b) above is not paid in full by Company within 60 days after Company receives a written claim, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, Executive may at any time thereafter bring suit against Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, shall be on Company.

                    18.      DISPUTE RESOLUTION.

                              (a)      Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section below writing and served upon the other. Any demand for mediation shall be made in writing party to the dispute, by certified mail, return receipt requested, at the business address of or at the last known residence address of Executive respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation learning will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator and shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA").

                              (b)      Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 18(D). The mediator shall not serve as arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO TIDS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Company has adopted a policy that i s applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the AAA. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

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                              (c)      Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of intentional discrimination claims prohibited by statute, the arbitrator may direct payment consistent with 42 U.S.C. § 1981 (a) and the Civil Rights Act of 1991. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Any award of punitive damages shall not exceed two times any compensatory award and in any event, shall not exceed Two Hundred Thousand Dollars ($200,000). The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award sha11 be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

                              (d)      Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator form a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five mediators or arbitrators obtained by Company from ALA. Executive shall have the first strike.

                              (e)      Non-Arbitration Provisions. Disputes arising under Sections 12 and 13 shall not be subject to this Section 18.

                    19.      COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*   *   *

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          IN WITNESS WHEREOF, Company and Executive have executed this Agreement effective on the date set forth above.

COMPANY, INC.

By: /s/_______________________________________

Name: _______________________________________

Its: _________________________________________

"EXECUTIVE"
/s/ __________________________________________
Jason Plotke Date

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